Exhibit 4.2

DESIGNATIONS,

PREFERENCES AND RIGHTS

OF SERIES D PREFERRED STOCK

I.	DESIGNATION AND AMOUNT; DIVIDENDS

A.                  Designation. The designation of said series of preferred stock shall be Series D Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”).

B.                  Number of Shares. The number of shares of Series D Preferred Stock authorized shall be Eighteen Million (18,000,000) shares. Each share of Series D Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations, or splits with respect to such shares) ( the “Series D Stated Value”).

C.                  Dividends. The Series D Preferred Stock is not entitled to receive dividends.

II.	LIQUIDATION RIGHTS

The Series D Preferred Stock is not entitled, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, to receive payment or distribution of a preferential amount before any payments or distributions are received by any class or series of preferred or common stock whether now existing or created in the future. With respect to liquidation rights, Series D Preferred Stock is pari passu with common stock.

III.	CONVERSION

The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                 Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) equal to 0.01% of the total number of shares of Common Stock outstanding at the Conversion Time (as defined herein).

(b)                Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares issued to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)                 Mechanics of Conversion.

i.	Notice of Conversion. In order for a holder of Series D Preferred Stock to voluntarily convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series D Preferred Stock, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series D Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

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ii.	Reservation of Shares. The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series D Conversion Price.

iii.	Effect of Conversion. All shares of Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Article III and to receive payment of any dividends declared but unpaid thereon. Any shares of Series D Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

iv.	Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Article III. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                Adjustments to Series D Preferred.

i.	Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

ii.	Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation, each share of Series D Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series D Preferred Stock would have been entitled on such consolidation, merger or sale on the same basis as set forth herein.

(e)                 Conversion Limitations. In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series D Preferred in excess of that portion of the Series D Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series D Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series D Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company at any given time. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

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IV.	RANK

All shares of the Series D Preferred Stock shall rank (i) junior to the Corporation's Series C Preferred stock and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article IV, (ii) pari passu with the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series D Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V.	VOTING RIGHTS

Except as otherwise provided herein or as otherwise required by law, the Series D Preferred shall have no voting rights. However, as long as any shares of Series D Preferred are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series D Preferred, or (d) enter into any agreement with respect to any of the foregoing.

VI.	PROTECTION PROVISIONS

So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences, or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

VII.	MISCELLANEOUS

A.                  Status of Redeemed Stock. In case any shares of Series D Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

B.                  Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series D Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series D Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series D Preferred Stock Certificates.

C.                  Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Preferred Stock granted hereunder may be waived as to all shares of Series D Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series D Preferred Stock.

D.                  Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed email transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number and email address as may be designated in writing hereafter in the same manner as set forth in this Article.

If to the Corporation:

Ficaar, Inc.

257 Varet Street

Brooklyn, NY 11206

(212) 719-5290

Attn: Gail Levy, CEO

If to the holders of Series D Preferred Stock, to the address listed in the Corporation's books and records.

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